               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             MEDIA ARTS GROUP, INC.
                              TEN ALMADEN BOULEVARD
                                   NINTH FLOOR
                           SAN JOSE, CALIFORNIA 95113

         The accompanying proxy is solicited by the Board of Directors of Media Arts Group, Inc., a Delaware corporation ("Media Arts" or the "Company"), for use at the Annual Meeting of Stockholders to be held September 27, 1996, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is September 10, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

         The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

         Only stockholders of record as of the close of business on July 31, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 9,867,032 shares of common stock of the Company, par value $.01 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one
(1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

         All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                      QUORUM; ABSTENTIONS; BROKER NON-VOTES

         Under the Company's By-Laws and Delaware law: (1) shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) the six director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and thus will not be counted as votes for or against that proposal.

                  DEADLINE OF RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's next annual meeting of stockholders must be received by the Company no later than May 13, 1997 in order that they may be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

         An annual report for the fiscal year ended March 31, 1996 is enclosed with this Proxy Statement.

                    INFORMATION ABOUT MEDIA ARTS GROUP, INC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of June 30, 1996, with respect to the beneficial ownership of the Company's Common Stock by
(i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) the Chief Executive Officer and the three other most highly compensated executive officers of the Company as of March 31, 1996, whose salary and incentive compensation for the fiscal year ended March 31, 1996 exceeded $100,000 and (iv) all executive officers and directors of the Company as a group.

               NAME AND ADDRESS OF
               BENEFICIAL OWNERS (1)          NUMBER OF SHARES       PERCENTAGE OF CLASS
               ---------- -------             ----------------       -------------------
Kenneth E. Raasch (2) (3)                       3,797,875                    37.8
Chairman, Chief Executive Officer &
President
c/o Media Arts Group, Inc.
Ten Almaden Boulevard, 9th Fl
San Jose, CA  95113

Thomas Kinkade                                  3,263,043                    33.0
Director
c/o Media Arts Group, Inc.
Ten Almaden Boulevard, 9th Fl
San Jose, CA  95113

Levine Leichtman Capital Partners, L.P. (4)     1,150,000                    10.4
345 N. Maple Suite 304
Beverly hills, CA  90210

Hyprom S.A. (5)                                   916,604                     9.2
Chemin Neuf 16
1028 Preverenges
Lausanne, Switzerland

Robert Wallace (6)                                275,870                     2.8
Director

Raymond A. Peterson (7)                           116,451                     1.2
Chief Financial Officer and
Senior Vice President of Finance

Daniel P. Byrne (8)                               111,201                     1.1
Senior Vice President of Marketing

Gary Dillabough (9)                                27,418                       *
Vice President of Operations

Norman A. Nason (10)                               14,861                       *
Director

Lowell W. Morse (11)                                9,409                       *
Director

Steve Gordon                                        5,000                       *
Director
Senior Vice President of Operations

As a group (10 persons) executive
officers and directors (11)                     7,729,579                    78.5


- - -------------------------------------------------------------------------------
* less than 1 percent

(1) Except as otherwise noted, the persons named in the table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to the information contained in the footnotes to this table.

(2) The shares owned by Mr. Raasch are held by Kenneth E. Raasch and Linda Louise Raasch, as Trustees of the Raasch Family Trust, May 18, 1993.

(3) Includes 165,517 shares of Common Stock which may be acquired upon the conversion of a $1,200,000 promissory note issued to Linda Louise Raasch, the wife of Mr. Raasch, on June 30, 1995. See "Certain Relationships and Related Transactions." Also includes 15,000 shares subject to options held by Mr. Raasch.

(4) Includes 400,000 shares of Common Stock which may be acquired upon the exercise of a warrant held by Levine Leichtman Capital Partners, L.P. ("LLCP") and 780,000 shares which may be acquired upon conversion of a convertible promissory note held by LLCP.

(5) Includes an aggregate of 298,953 shares of Common Stock underlying two warrants held by Hyprom S.A.

(6)      Includes 6,500  shares subject to options held by Mr. Wallace.

(7)      Includes 113,451 shares subject to options held by Mr. Peterson.

(8)      Includes 110,451 shares subject to options held by Mr. Byrne.

(9)      Includes 18,818 shares subject to options held by Mr. Dillabough

(10)     Includes 9,681 shares subject to options held by Mr. Nason.

(11)     Includes 9,409 shares subject to options held by Mr. Morse.

(12) Includes an aggregate of 396,761 shares subject to options held by the directors and executive officers and 165,517 shares that may be acquired beneficially by Mr. Raasch upon the conversion of a promissory note.

MANAGEMENT

         Directors. This section sets forth the positions with the Company as of June 30, 1996 of the Company's current Directors.

            NAME               POSITIONS WITH THE                  DIRECTOR SINCE
                                    COMPANY
Kenneth E. Raasch             President, Chief Executive               1990
                              Officer & Chairman of the
                              Board

Thomas Kinkade                Art Director, Director                   1990
Steve Gordon                  Senior Vice President of                 1996
                              Operations, Director
Lowell W. Morse               Director                                 1993
Norman A. Nason               Director                                 1993
Robert Wallace                Director                                 1994


         The ages, principal occupations and positions for the past five years, and in certain cases prior years, of each of the directors and executive officers of the Company are as follows:

         KENNETH E. RAASCH, age 36, has been the Chairman of the Board, President and Chief Executive Officer of the Company since its inception in March 1990. He was the President and majority shareholder of First Med Corp, Inc., a medical billing and management company, from August 1988 until January 1990 when it was sold to Medaphis Corp., a public company. He was President of Trustec Financial Group, Inc., the general partner of Beta Associates, a pension fund, for the previous two years. Mr. Raasch also serves as the exclusive manager, agent and representative of Thomas Kinkade pursuant to the Management Agreement between Mr. Kinkade and Mr. Raasch. See "Certain Relationships and Related Transactions - Management Agreement between Thomas Kinkade and Kenneth
E. Raasch".

         THOMAS KINKADE, age 38, has been the Art Director and a member of the Board of Directors of the Company since its inception in March 1990. In addition, Mr. Kinkade has provided artwork to the Company for its productions since the Company's inception. Prior to March 1990, Mr. Kinkade was a self-employed artist.

         STEVE GORDON, age 41, has been the Senior Vice President of Operations of the Company since December 1995 and a member of the Board of Directors of the Company since February 1996. Prior to December 1995, Mr. Gordon was the
Director of the Danbury Mint, a division of MBI, Inc., an established direct response collectibles company. In that capacity, he was responsible for product lines such as dolls, plates, stamps and die cast replicas.

         LOWELL W. MORSE, age 59, has been a director of the Company since April 1993. He is the President and Chairman of the Board of Directors of Cypress Ventures, Inc., a real estate development company founded in 1988. He is also Chairman of the Board of Directors of Morse & Associates, Inc., a real estate management corporation, as well as founding director of Comerica Bank of California (formerly Plaza Bank of Commerce and a subsidiary of Comerica, Inc.) and is a director of International Family Entertainment (The Family Channel) and the Bagel Basket, Inc.

         NORMAN A. NASON, age 55, has been a director of the Company since April 1993. In 1976 he founded, and has since served as President, of Saratoga Commercial Real Estate Brokerage Corporation and Saratoga Management Corporation, companies that are involved in selling, leasing and managing commercial property.

         ROBERT WALLACE, age 47, has been a director of the Company since September of 1994. Mr. Wallace is the founder and has been the Chairman and President of Gateway Advisors, Inc., a financial advisory firm, since 1987. Mr. Wallace also serves as a director and member of the Audit Committee of International Family Entertainment, Inc., a New York Stock Exchange listed company which operates one of the leading cable television networks in the United States.

         RAYMOND A. PETERSON, age 50, C.P.A. has been the Chief Financial Officer of the Company and Vice President of Finance since May 1993. He was the Chief Executive Officer of Peterson, Sense & Company, a certified public accounting firm, for the previous 15 years, during which time he provided accounting, tax and financial planning services for the Company. Prior to this, Mr. Peterson was the Corporate Tax Manager for Raychem Corporation, a Fortune 500 multi-national manufacturing corporation, where he implemented internal tax reporting systems for use by 32 international subsidiaries, and engaged in tax planning, research and forecasting of international corporate taxes. Prior to that, Mr. Peterson was a Senior Tax Accountant with Peat Marwick & Mitchell (currently, KPMG Peat Marwick).

         SUSAN C. EDSTROM, age 33, has been the Vice President of Administration and Corporate Secretary of the Company since its inception in 1990. For the two years previous to her employment with the Company, she was a human resources manager and administrative assistant with Magnetic Pulse, Inc.

         DANIEL P. BYRNE, age 34, has been the Vice President of Marketing of the Company since March 1992. He was employed by the Bradford Exchange, Ltd., an established manufacturer and marketer of collectible giftware, from October 1988 until February 1992 as Manager of Product Development and Manager of Concept Development. Mr. Byrne also served as the Product Manager of Precious Moments Collection, a multi-million dollar product line of Enesco Corporation, a subsidiary of Stanhome Inc., for a period of three years.

         GARY DILLABOUGH, age 33, has been the Vice President of Operations of the Company since March 1994. Previous to his employment with the Company, he was employed by Cornish & Cary Commercial Real Estate from 1988 to 1994 as a Senior Sales Associate.

         Meetings of the Board of Directors. During the fiscal year ended March 31, 1996, the Board of Directors held six meetings. No director attended less than 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal 1996.

         The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

         The Audit Committee's function is to review, with the Company's independent public accountants, management and the Board of Directors, the Company's financial reporting processes and internal financial controls. The Audit Committee reviews the results of the examination of the Company's financial statements by the independent public accounts and the independent public accountants' opinion. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Robert Wallace, Norman A. Nason and Lowell W. Morse. The Audit Committee held two meetings during the fiscal year ended March 31, 1996.

         The Compensation Committee's primary function is to review and recommend salary levels of, to approve bonus plans for, and approve stock option grants to executive officers, and to set the compensation of the Chief Executive Officer. During fiscal 1996, the Compensation Committee was composed of Lowell
W. Morse, Norman A. Nason and Robert Wallace. The Compensation Committee met twice during the fiscal year ended March 31, 1996.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company whose salary and incentive compensation exceeded $100,000 for the year ended March 31, 1996.

         Effective April 1, 1994, the Company changed its fiscal year end from December 31 to March 31. Accordingly, the following table sets forth information for the years ended March 31, 1996 (fiscal 1996), March 31, 1995 (fiscal 1995), December 31, 1994 (fiscal 1994) and December 31, 1993 (fiscal 1993).

                                            SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM                 ALL OTHER
                                             ANNUAL COMPENSATION               COMPENSATION             COMPENSATION
                                             -------------------               ------------             ------------
   NAME AND PRINCIPAL                                                           AWARDS
        POSITION                                                                OPTIONS
                                YEAR        SALARY          BONUS              (SHARES)
- - --------------------------    --------    -----------     ----------          ------------              ----------------
    KENNETH E. RAASCH           1996        $335,286      $       -                    -                 $ 19,027  (3)
   PRESIDENT AND CHIEF          1995         363,075              -                    -                   17,533  (3)
    EXECUTIVE OFFICER           1994         360,000         89,850               15,000                   18,740  (3)
                                1993         255,001        627,940(2)                 -                  346,992  (4)

     DANIEL P. BYRNE            1996         152,466              -                    -                    2,065  (5)
  SENIOR VICE PRESIDENT         1995         136,992              -                    -                    3,619  (5)
      OF MARKETING              1994         136,992              -               57,726                    3,450  (5)
                                1993          86,250         20,300               52,725                    2,527  (5)

   RAYMOND A. PETERSON          1996         129,080(5)      10,000                5,000                    3,730  (6)
     CHIEF FINANCIAL            1995         122,917              -                    -                    3,780  (6)
   OFFICER AND SENIOR           1994         118,750              -               55,726                    4,033  (6)
    VICE PRESIDENT OF           1993          66,667         10,500               52,725                    4,090  (6)
         FINANCE

     GARY DILLABOUGH            1996         110,012              -               18,818                        -
     VICE PRESIDENT             1995 (1)
      OF OPERATIONS             1994 (1)
                                1993 (1)

- - -------------------------------------------------------------------------------
(1)      The total annual compensation of the named executive officer did not exceed $100,000 for this period.
(2)      Distribution made to stockholder to pay taxes on S corporation earnings.
(3)      Represents fringe benefits for an automobile allowance, medical insurance and life insurance.
(4)      Represents $331,000 earned by Mr. Raasch under his Management Agreement with Mr. Kinkade and fringe benefits of $3,263 for an automobile allowance, $3,729 for medical insurance and $9,000 for life insurance.
         Effective April 1, 1994, Mr. Raasch assigned to the Company his rights under the Management Agreement to receive certain license and usage fees and other revenues. See "Certain Relationships and Related
         Transactions".
(5)      Represents fringe benefits for medical insurance.
(6)      Represents fringe benefits for medical and life insurance.

         The following table provides specific information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended March 31, 1996 to the persons named in the Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                           POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                           STOCK PRICE
                                                                           APPRECIATION FOR
                                                                           OPTION TERM (3)

             NAME           OPTIONS   % OF TOTAL   EXERCISE   EXPIRATION   5%($)     10%($)
                            GRANTED    OPTIONS     OR BASE       DATE
                            (#)(1)     GRANTED      PRICE
                                          TO      ($/SH)(2)
                                      EMPLOYEES
                                      IN FISCAL
                                         YEAR
     KENNETH E. RAASCH        -

     DANIEL P. BYRNE          -

     RAYMOND A. PETERSON    5,000        13.5%       6.25      5/1/05       -         $1,452

     GARY DILLABOUGH          -

- - -------------------------------------------------------------------------------
(1)      Generally, the right to exercise an option under the Company's 1994
         Employees Stock Option Plan (the "Option Plan") vests as to one-fifth of the shares subject to the option on each anniversary of the date of grant. The Option Plan permits the grant of both incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), and nonstatutory stock options. The exercise price of incentive stock options must at least equal the fair market value of the Common Stock of the Company on the date of grant. The exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock of the Company on the date of grant. The exercise price of incentive stock options or nonstatutory stock options granted to any person who at the time of grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporations must be at least 110% of the fair market value of the Common Stock of the Company on the date of grant and the term of such options cannot exceed five years or five years and one day, respectively.

(2) All options were granted based upon market value on the date of grant as determined by the Company.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option-holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

OPTION EXERCISES AND FISCAL 1996 YEAR-END VALUE

         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended March 31, 1996, and unexercised options held as of March 31, 1996, by the persons named in the Summary Compensation Table. No persons named in the Summary Compensation Table exercised options during the fiscal year ended March 31, 1996.

              AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                      NUMBER OF UNEXERCISED OPTIONS                      VALUE OF UNEXERCISED
                          HELD AT MARCH 31, 1996                        IN-THE-MONEY OPTIONS AT
                                                                           MARCH 31, 1996(2)

        NAME           EXCERCISABLE (1)     UNEXERCISABLE (1)     $ EXCERCISABLE       $ UNEXERCISABLE(1)
                            #                      #
KENNETH E. RAASCH             15,000               -                       -                 -

DANIEL P.  BYRNE              99,906          10,545                  20,036                 -

RAYMOND A. PETERSON           76,816          36,635                  20,036                 -

GARY DILLABOUGH                9,328           9.490                       -                 -


(1) Company stock options generally vest one-fifth on the first anniversary of the date of grant and one-fifth per year thereafter. These options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of the Company's Common Stock on March 31, 1996 ($2.75 per share) and is net of the exercise price of such options.

COMPENSATION OF DIRECTORS

         Board members other than the Company's outside directors receive no compensation for attending Board meetings, except for reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. The Company's outside directors receive $2,500 per meeting as compensation for their services as Directors. In addition, two of the outside directors, Norman
A. Nason and Lowell W. Morse, each received $15,000 annually for serving as a board member, for the fiscal year ended March 31, 1996. If re-elected, the Company has agreed to pay each such person an additional $15,000 for his services for fiscal 1997.

         In addition to cash compensation, the Company's nonemployee directors are entitled to participate in the Company's Stock Option Plan for Outside Directors (the "Director Plan"). The Board of Directors and the stockholders of the Company approved the Director Plan on February 15, 1994 and reserved 50,000 shares of Common Stock for issuance thereunder. As of June 30, 1996 the aggregate market value of such shares was $137,500. On the approval date of the Director Plan, the Company's then current nonemployee directors, Messrs. Morse and Nason, received an initial grant of an option to purchase 7,909 shares of Common Stock at an exercise price of $7.11 per share. After the approval date of the Director Plan, any new nonemployee director is entitled to receive on the first business day following such director's appointment an initial grant of an option to purchase 5,000 shares of Common Stock under the Director Plan. Following an initial grant, on the business day following each annual meeting of the Company's stockholders, each nonemployee director who will then have served at least one year as a director of the Company is entitled to receive a grant of an option to purchase an additional 1,500 shares of Common Stock. All options granted under the Director Plan are non-qualified and have an exercise price per share equal to the fair market value of the Common Stock, as determined pursuant to the Director Plan. The options are immediately and fully exercisable as of their respective grant dates and terminate upon the earlier of (i) the tenth anniversary of the grant date, (ii) the expiration of the three-month period following the termination of the participant's services as a director for any reason other than disability or death, (iii) the first anniversary of the termination of the participant's service by reason of disability and (iv) the first anniversary of the participant's death. Directors' options expire upon a merger or consolidation of the Company with or into another corporation or acquisition by another corporation or person of all or substantially all of the Company's assets or at least 51% of the Company's then outstanding voting stock or a liquidation or dissolution of the Company. Options are not transferable except by will or descent and distribution.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee during fiscal 1996 was composed of three independent, non-employee directors of the Company, Robert Wallace, Norman A. Nason, and Lowell W. Morse.

         During fiscal 1996, no executive officer of the Company served on the board of directors or compensation committee of another company that had an executive officer serve on the Company's Board of Directors or its Compensation Committee.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         Certain executive officers have entered into an employment agreement with the Company. Pursuant to Mr. Raasch's employment agreement, effective January 1, 1994 the Company engaged Mr. Raasch as President and Chief Executive Officer for a period of five years at an annual base salary of $360,000 (effective during fiscal 1996, in connection with the Company's cost reduction efforts, Mr. Raasch reduced his salary to $272,300). In addition, Mr. Raasch is entitled to receive (i) a bonus each year in an amount which bears the same pro rata relationship to his base salary as the Company's operating income before taxes for the year bears to the forecast amount therefor reflected in the Company's business plan for that year and (ii) a discretionary bonus to be determined by the Board of Directors. Under Mr. Raasch's employment agreement, the Company has also agreed to provide to Mr. Raasch the use of a Company car and mobile telephone.

         Mr. Byrne was engaged by the Company as Vice President of Marketing for a period of three years effective January 1, 1994 at an annual base salary of $138,000 ($160,000 effective February 15, 1995) pursuant to Mr. Byrne's employment agreement with the Company. In addition to his base salary, Mr.
Byrne is entitled to receive a bonus each year in an amount which bears the same pro rata relationship to his base salary as the Company's operating income before taxes for the year bears to the forecast amount therefor reflected in the Company's business plan for that year.

         Mr. Peterson was engaged by the Company as Chief Financial Officer effective January 1, 1994 for a period of five years at an annual base salary of $100,000 ($125,000 effective May 1, 1994) pursuant to Mr. Peterson's employment agreement with the Company. In addition to his base salary, Mr. Peterson is entitled to receive a bonus each year in an amount which bears the same pro rata relationship to his base salary as the Company's operating income before taxes for the year bears to the forecast amount therefor reflected in the Company's business plan for that year. Under Mr. Peterson's employment agreement, the Company has also agreed to provide to Mr. Peterson the use of a Company car.

         Mr. Kinkade was engaged by the Company as Art Director for a period of five years at an annual base salary of $60,000 pursuant to Mr. Kinkade's employment agreement effective January 1, 1994 with the Company. In addition to his base salary, Mr. Kinkade is entitled to receive a bonus each year which bears the same pro rata relationship to his base salary as the Company's operating income before taxes for the year bears to the forecast amount therefor reflected in the Company's business plan of that year. Mr. Kinkade is also entitled to certain royalties and other payments in connection with his artwork. See "Certain Relationships and Related Transactions".

         Mr. Dillabough was engaged by the Company as Vice President of Operations for a period of three years at an annual base salary of $90,000 pursuant to Mr. Dillabough's employment agreement with the Company effective March 15, 1994. In addition to his base salary, Mr. Dillabough is entitled to receive a bonus each year in an amount which bears the same pro rata relationship to his base salary as the Company's operating income before taxes for the year bears to the forecast amount therefor reflected in the Company's business plan for that year.

         Mr. Gordon, a director of the Company, was engaged part-time by the Company as Head of Operations at an annual base salary of $21,000 effective December 15, 1995. In addition to his base salary, Mr. Gordon was entitled to receive a $50,000 bonus contingent upon the achievement of certain criteria. Effective July 1, 1996, Mr. Gordon agreed to increase his duties to the Company and to forego the $50,000 bonus in exchange for an increase in his annual base salary to $60,000. In addition, TFS Limited, a consulting firm in which Mr. Gordon has a 50% interest, was engaged on December 15, 1995 to provide certain strategic advise to the Company for approximately one year for a monthly fee of $12,500.

         The employment agreements of Messrs. Raasch, Byrne, and Peterson provides for the officer to receive all salary and bonus payments that would have been payable to him under the agreement for a period of five years (or, in the case of Messrs. Byrne and Kinkade, three years) after any "Change in Control" which provides "Good Reason" for the officer to terminate his employment. "Good Reason" is defined to include the assignment to the officer of duties inconsistent with his senior executive status, a reduction in his base salary, a relocation of the officer or the Company's principal office and the termination of any compensation or other employee benefits plans in which he was eligible to participate.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LICENSES

         The Company entered into a ten-year worldwide license agreement with Thomas Kinkade, a principal stockholder and director of the Company, dated as of December 1, 1993, which grants the Company the exclusive worldwide right to reproduce the artwork of Thomas Kinkade in the form of two dimensional art. In particular, the Company has the exclusive right to produce, sell, distribute and promote reproductions of Thomas Kinkade's artwork in the form of tabletop lithographs, posters, paper and canvas lithographs and any other form of wall art, and the right to use the name and likeness of Mr. Kinkade in promoting the sale of its products and for general business purposes. Under the license agreement Mr. Kinkade is obligated to deliver 16 paintings per year to the Company for reproduction. While the license does not cover the rights to reproduce the artwork in other media such as plates, calendars, greeting cards or puzzles, it grants the Company a right of first refusal with respect to any future licenses entered into by Mr. Kinkade, subject to the prior right of first refusal which Mr. Kinkade granted to The Bradford Exchange, Ltd. The license agreement permits Mr. Kinkade to reproduce one piece of his artwork annually for sale and distribution in order to raise money for the City of Placerville, California. Mr. Kinkade is not paid any royalty upon sales of products using his artwork, and receives only a flat fee of $18,750 for each painting delivered to the Company for reproduction. The agreement is terminable by either party after failure by the other party for 30 days to cure a material breach of any agreement or representation contained in the agreement, upon a change of control of the Company, in the event Kenneth E. Raasch ceases to serve as the Company's Chief Executive Officer or in the event of the Company's insolvency. A change of control is defined to occur on the date when any person or group (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934) beneficially owns (as defined in such Rule) a number of shares of Common Stock in excess of the number of shares of Common Stock beneficially owned by Messrs. Kinkade and Raasch, collectively, and neither Mr. Kinkade nor Mr. Raasch are directors of the Company. Upon termination of the agreement, the Company may not produce any new licensed products but retains the right to sell its existing inventory of licensed products. The Company has the right of first refusal to extend the agreement for an additional term of five years beyond its expiration date, exercisable at any time within one year prior to the agreement's expiration and has the same renewal right at the end of the first such subsequent term. Mr. Kinkade retains the original artwork produced under the license.

         In addition to the license agreement, the Company has entered into a royalty agreement with Mr. Kinkade, dated as of December 1, 1993, which grants to the Company for ten years the right to use the name "Thomas Kinkade" in connection with the operation of Thomas Kinkade stores owned or licensed by the Company. Under the agreement the Company is obligated to pay Mr. Kinkade a royalty of 5% of net sales of stores utilizing his name.

         Mr. Kinkade is also employed by the Company as Art Director and receives certain payments from dealers for personally hand finishing master editions and supervising the hand finishing of studio proof editions. See
" - Sales of Studio Proofs and  Master Editions."

MANAGEMENT AGREEMENT BETWEEN THOMAS KINKADE AND KENNETH E. RAASCH

         Thomas Kinkade and Kenneth E. Raasch entered into an Amended and Restated Management Agreement, dated as of April 1, 1994 (the "Management Agreement"), which replaced and superseded a management agreement, dated July 26, 1991, to which Messrs. Kinkade and Raasch were parties. Pursuant to the Management Agreement, for a three-year term, Mr. Raasch serves as Mr. Kinkade's exclusive manager, agent and representative and is responsible for all negotiations regarding the sale, reproduction, licensing, negotiated rights, usage and exclusive license activity of Mr. Kinkade's artwork. In exchange for his services, Mr. Raasch is paid 10% of the gross amount received by Mr. Kinkade for all original paintings produced by Mr. Kinkade, except those paintings whose sale was previously arranged by Mr. Kinkade and those paintings whose sale is arranged through any individual who contacts Mr. Kinkade independent of Mr. Raasch. In addition, Mr. Raasch is entitled to receive 50% of the gross amount received by Mr. Kinkade for all licensed products, usage fees and other revenue generated as a result of Mr. Raasch's efforts and negotiations. Effective April 1, 1994, Mr. Raasch assigned to the Company his rights under the Management Agreement to receive 50% of the gross amount received by Mr. Kinkade for all licensed products, usage fees and other revenues.

         Under the authority granted to him pursuant to the Management Agreement, Mr. Raasch negotiated on Mr. Kinkade's behalf, and Messrs. Kinkade and Raasch entered into a license agreement and royalty agreement with the Company. See "Licenses". Each of Messrs. Raasch and Kinkade have entered into employment agreements with the Company. See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Employment and Change of Control Arrangements." Mr. Raasch will not represent Mr. Kinkade in future negotiations with the Company.

OWNERSHIP AND SALE OF THOMAS KINKADE GALLERY, VALLEY FAIR

         Linda L. Raasch, spouse of Kenneth E. Raasch, Chairman, President and Chief Executive Officer of the Company, was the owner of Thomas Kinkade Gallery, Valley Fair, in San Jose, California, until June 30, 1995. The Thomas Kinkade Gallery, Valley Fair which offers for sale framed canvas and paper lithographs produced, sold and distributed by the Company as well as other products based upon the artwork of Thomas Kinkade. Linda L. Raasch received no purchase discounts from the Company as a result of her relationship to Mr. Raasch. The Company recognized revenues of $670,000 from the sale of prints to Ms. Raasch's gallery for the year ended March 31, 1995. At March 31, 1995 $98,000 was receivable from Ms. Raasch's gallery.

         On June 30, 1995, the Company purchased Ms. Raasch's gallery for an aggregate purchase price of approximately $1,500,000, of which $1,200,000 was paid in the form of an 8% subordinated convertible promissory note due October 10, 2002. The note may be converted into Common Stock at a conversion price of $7.25 per share. The entire principal amount of the note is due at maturity, unless converted prior to maturity. Prior to the consummation of the sale transaction an independent appraisal of the gallery was performed and the terms of the purchase were approved by a special committee of the Board of Directors.

SALES OF STUDIO PROOFS AND MASTER EDITIONS

         Mr. Kinkade receives certain payments from the Company for personally hand finishing master editions and supervising the hand finishing of studio proofs. Pursuant to those arrangements, Mr. Kinkade earned $111,000 and $ 1,033,000 in fiscal 1995 and 1996, respectively.

COMERICA BANK - CALIFORNIA

         Mr. Lowell W. Morse, a director of the Company, is also a director of Comerica Bank - California. Since the Company's inception, all of the commercial banking facilities of the Company, excluding John Hine Limited, have been provided by Comerica Bank - California. In 1991, the Company obtained a $100,000 revolving credit facility that was increased to $250,000 in 1992, to $500,000 in January 1993, to $2,500,000 in September 1993, to $6,000,000 in December 1994,
and to a maximum of $7,000,000 in April 1995 (dependent on the amount of eligible accounts receivable). The revolving credit facility bears interest at the bank's prime rate plus one-half percent. As of March 31, 1996 advances under the line were $4,168,000. In conjunction with the Company's acquisition of 51% of John Hine Limited, the Company obtained a $2,000,000 term loan bearing interest at the bank's prime rate plus one and one-half percent from Comerica Bank - California to finance a portion of the acquisition cost. On July 27, 1995 the Company repaid this loan. In addition, the Company's basic banking arrangements in California are maintained with Comerica Bank - California.

LEVINE LEICHTMAN CAPITAL PARTNERS, LLP

         Effective July 26, 1995, Levine Leichtman Capital Partners, L.P. ("LLCP") entered into a credit agreement with the Company pursuant to which LLCP purchased a $5,000,000 12.375% promissory note of the Company due June 30, 2002, a $3,000,000 12.50% convertible promissory note of the Company due June 30, 2002 which was convertible into Common Stock at a conversion price of $6.25 per share and a warrant to purchase 400,000 shares of Common Stock at $5.9375 per share, exercisable until June 30, 2002. As a result, LLCP became a beneficial owner of 880,000 shares of Common Stock, making LLCP a greater than five percent stockholder of the Company. Effective March 13, 1996, the Company entered into an agreement with LLCP for the restructuring of the $8 million notes held by LLCP. Under the agreement, the interest rate on the debt was raised to 13.5% effective October 1, 1995, and LLCP received a subordinated security interest in the Company's assets. Of the $8 million principal amount, $960,000 is convertible into Common Stock at a conversion price of $2.00 per share and $810,000 is convertible into Common Stock at a conversion price of $3.00 per share. The exercise price of LLCP's warrant for 400,000 shares of Common Stock was reduced to $2.00 per share. Thus as a result of the restructuring agreement LLCP became the beneficial owner of 1,150,000 shares of Common Stock. In addition, as part of the restructuring, LLCP waived all defaults then existing under the credit agreement and certain financial ratios and other covenants were modified.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that the Company's executive officers, directors and more than 10% stockholders have complied with the filing requirements applicable to them.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

         The Compensation Committee is composed of three independent, non-employee directors of the Company, none of whom are employees of the Company. During fiscal 1996, the Committee members were Lowell W. Morse, Robert Wallace, and Norman A. Nason. The Compensation Committee's primary function is to approve bonus plans for, and to approve stock option grants to executive officers, and review the compensation of the Chief Executive Officer.

COMPENSATION PHILOSOPHY

         The Compensation Committee strives to align executive compensation with the value achieved by the executive team for the Company's stockholders. Toward that goal, the Company's compensation program emphasized both short - term and long - term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage the Company and maximize stockholder value. The Company uses salary, executive officer bonuses and stock options to motivate executive officers to achieve the Company's business objectives and to align the incentives of officers with the long-term interests of stockholders. The Committee's policy is to generally target levels of equity compensation paid to its executive officers to be competitive with such compensation paid by comparable companies in the art industry. The Committee reviews and evaluates the Chief Executive Officers total compensation annually relative to corporate performance and comparative market information.


         The Company has considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the chief executive officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Company believes that any options granted under the Employees Stock Option Plan currently meet the requirement of being performance-based in accordance with the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

FORMS OF COMPENSATION

Specific executive compensation elements and the factors on which they were based are:

         Salary. The Company strives to offer executive officers salaries that are competitive with comparable companies in the art industry. The Chief Executive Officer approves executive salaries at the time executives join the Company. Thereafter, the Chief Executive Officer periodically reviews the executive officers and makes adjustments to the base salaries of those officers. Adjustments made by the Chief Executive Officer are based on individual executive officer performance, cost of living increases and adjustments to retain qualified personnel. The Compensation Committee reviews the compensation of the Chief Executive Officer. For Fiscal 1996, the Committee made no adjustment to the Chief Executive Officer's salary and the Chief Executive Officer volunatrily reduced his salary to $272,300.

         Incentive Compensation. For fiscal 1996, the Board of Directors approved an executive bonus plan based upon the Company and individual performance. Under the plan, bonuses are measured each quarter and paid annually pursuant to set percentage schedules, as adjusted by individual performance as determined by the management. No amounts are paid unless the Company reaches predetermined objectives. The plan is administered by the Compensation Committee determining whether executive officers met their individual performance goals. If the officer's performance goals are met and the Company's operating profit meets predetermined objectives, the incentive paid is comparable with industry standard incentive compensation, and could be higher if the Company's performance exceeded goals. No bonus awards were granted in fiscal 1996

         The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore grants stock options under the Company's Employees Stock Option Plan at the commencement of an executive officer's employment and, depending on that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. Stock options were granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance.

LOWELL W. MORSE                NORMAN A. NASON               ROBERT WALLACE

                        COMPARISON OF STOCKHOLDER RETURN

         The following graph shows a comparison of total stockholder return for the period commencing on August 2, 1994 and ending on March 31, 1996, calculated on a dividend reinvested basis, the Standard & Poor's 500 Index (SP 500) and a peer group constructed by the Company (the "Peer Group"). The Peer Group is composed of Department 56, Inc., Marvel Entertainment Group, Inc., Score Board, Inc., Stanhome, Inc. and Topps Co. Inc. The graph assumes that $100 was invested in each of these three on August 10, 1994. Returns for the Peer Group are weighted based on market capitalization at the beginning of each period presented. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                                       TOTAL RETURNS - WITH DIVIDENDS REINVESTED - AUGUST 2, 1994 (1) TO MARCH 31, 1996

Returns       Aug 2, 1994   Sep 30, 1995    Dec 31, 1994   March 31, 1995  Jun 30, 1995   Sep 30, 1995   Dec 31, 1995  Mar 31, 1996
MAGI             100            103              76             88             91              88             47            38
Peer Group       100            116             126            109            119             143            119            80
SP 500           100            100             100            109            118             127            134           140


(1) The Company's initial public offering commenced on August 3, 1994. For purposes of this presentation, the Company has assumed that its initial public offering price of $7.25 would have been the closing price on August 2, 1994, the day prior to the commencement of trading.

                                   PROPOSAL #1

                              ELECTION OF DIRECTORS

         The Board of Directors currently has six members. Management has nominated the six current directors as the candidates for election to the Board of Directors. See "Information about Media Arts Group, Inc. - Management."

         The directors elected at this meeting will serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. It is the intention of the persons named in the Proxy to vote the shares subject to such Proxy for the election as directors of the persons currently serving as directors. Although it is not contemplated that any nominee will decline or be unable to serve as director, in the event that at the meeting or any adjournment or postponement thereof any nominee declines or is unable to serve, the persons named in the enclosed Proxy will, in their discretion, vote the shares subject to such Proxy for another person selected by them for Director.

         If a quorum is present and voting, the six nominees for Directors receiving the highest number of votes, up to the number of directors to be elected, will be elected as Directors. Absentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
      ELECTION OF MESSRS. KENNETH E. RAASCH, THOMAS KINKADE, STEVE GORDON,
             LOWELL W. MORSE, NORMAN A. NASON AND ROBERT WALLACE.

                                   PROPOSAL #2

               APPROVAL OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has selected Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for the year ending March 31, 1997 and recommends that the stockholders ratify such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Price Waterhouse LLP has audited the Company's financial statements for all periods subsequent to 1991. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPOINTMENT OF
         PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            MEDIA ARTS GROUP, INC.


                                            SUSAN C. EDSTROM,
                                            Secretary

San Jose, California
Dated:   September 10, 1996

STOCKHOLDERS OF RECORD ON JULY 31, 1996 MAY OBTAIN COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO SUSAN C. EDSTROM, MEDIA ARTS GROUP, INC., TEN ALMADEN BOULEVARD, 9TH FLOOR, SAN JOSE, CALIFORNIA, 95113.